Exhibit 8.1
[Letterhead of Covington & Burling LLP]
February 2, 2010
The Goodyear Tire & Rubber Company
1144 East Market Street
Akron, Ohio 44316-0001
Ladies and Gentlemen:
     We have acted as United States tax counsel to The Goodyear Tire & Rubber Company (the “Company”) in connection with the filing by the Company of a registration statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), on the date hereof, relating to the issuance of up to $702,000,000 of Notes of the Company (the “Notes”). The Notes will be issued in connection with the Company’s offer to exchange, for each $1,000 principal amount of its outstanding 7.857% notes due 2011 (CUSIP No. 382550AH4), $1,080 of Notes, upon the terms and subject to the conditions set forth in the Prospectus contained in the Registration Statement.
     We have reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals.
     Based upon and subject to the foregoing, the statements in the Registration Statement under the caption “Material U.S. Federal Income Tax Considerations” represent our opinion of the United States federal income tax law matters referred to therein and such statements are (subject to the qualifications and other matters stated therein) accurate in all material respects.
     The foregoing opinion is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, Internal Revenue Service rulings and pronouncements, and judicial decisions now in effect, any of which may be changed at any time with retroactive effect.
     We are members of the bar of the State of New York. We do not express an opinion on any matters other than the United States federal income tax law matters specifically referred to herein.
     We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,
/s/ Covington & Burling LLP
Covington & Burling LLP